U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_]  Form 3 Holdings Reported
[_]  Form 4 Transactions Reported
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1.   Name and Address of Reporting Person*

     KEVER                             JIM
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        (Last)                       (First)              (Middle)

     C/O 3D SYSTEMS CORPORATION
     26081 AVENUE HALL
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                                    (Street)

     VALENCIA                          CA                   91355
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        (City)                       (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     3D SYSTEMS CORPORATION (NASDAQ-NMS: "TDSC")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     DECEMBER 31, 2002
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5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                              5.             6.
                                                                   4.                         Amount of      Owner-
                                                                   Securities Acquired (A)    Securities     ship
                                         2A.                       or Disposed of (D)         Beneficially   Form:       7.
                                         Deemed                    (Instr. 3, 4 and 5)        Owned at End   Direct      Nature of
                           2.            Execution    3.           -----------------------    of Issuer's    (D) or      Indirect
1.                         Transaction   Date, if     Transaction            (A)              Fiscal Year    Indirect    Beneficial
Title of Security          Date          any (Month/  Code          Amount   or    Price      (Instr. 3      (I)         Ownership
(Instr. 3)                 (mm/dd/yy)    Day/Year)    (Instr.8)              (D)              and 4)         (Instr.4)   (Instr. 4)
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

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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
             2.                                                                                           Deriv-    of
             Conver-                           5.                              7.                         ative     Deriv-   11.
             sion             3A.              Number of                       Title and Amount           Secur-    ative    Nature
             or               Deemed           Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-            Execu-           Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.      tion             Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-  Date,   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action  if      Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date    any     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month  (Month  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security     Secur-   /Day    /Day    (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      /Year)  /Year)  8)       (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
STOCK        $14.24   5/14/02          A       10,000        (1)      5/13/12  COMMON    10,000           10,000     D
OPTION                                                                         STOCK
(RIGHT TO
BUY)
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
Explanation of Responses:

(1) This stock option vests and becomes exercisable as follows: 3,333 shares of common stock vest on May 14, 2003, 3,333 shares of common stock vest on May 14, 2004, and 3,334 shares of common stock vest on May 14, 2005.



     /S/ JIM KEVER                                          FEBRUARY 13, 2003
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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